EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-242377) of Arbor Realty Trust, Inc. and Subsidiaries and in the related Prospectuses,
(2)	Amendment No. 1 to the Registration Statement (Form S-4 No. 333-224251) of Arbor Realty Trust, Inc. and Subsidiaries and in the related Prospectuses, and
(3)	Registration Statement (Form S-8 No. 333-196144) pertaining to the Arbor Realty Trust, Inc. 2017 Amended Omnibus Stock Incentive Plan of Arbor Realty Trust, Inc. and Subsidiaries;

of our report dated February 17, 2021, with respect to the consolidated financial statements of Wakefield Investment Holdings LLC,  for the year ended December 31, 2020, which is included in the Annual Report (Form 10-K) of Arbor Realty Trust, Inc. and Subsidiaries for the year ended December 31, 2020.

/s/ Richey, May & Co., LLP

Englewood, Colorado
February 17, 2021